Exhibit 99.1
CABLEVISION AND CSC HOLDINGS ANNOUNCE RESULTS AT EARLY TENDER
PREMIUM DEADLINE OF CASH TENDER OFFERS
BETHPAGE, N.Y., March 2, 2009 — Cablevision Systems Corporation (“Cablevision”) (NYSE: CVC) and its subsidiary, CSC Holdings, Inc. (“CSC Holdings”), today announced the results to date of their cash tender offers commenced February 13, 2009 for the outstanding debt securities listed below.
Issuer
Title of Security
CUSIP Nos.
Cablevision Systems Corporation
Floating Rate Senior Notes due April 1, 2009 (the “April notes”)
(CUSIP Nos. — 12686CAU3, 12686CAT6)
CSC Holdings, Inc.
8.125% Senior Notes due July 15, 2009 (the “July notes”)
(CUSIP Nos. — 126304AM6)
CSC Holdings, Inc.
8.125% Senior Debentures due August 15, 2009 (the “August notes”)
(CUSIP Nos. — 126304AD6)
The Early Tender Premium Deadline for the cash tender offers was 11:59 p.m., New York Time, on Friday, February 27, 2009, with holders of approximately $196.3 million aggregate principal amount of the April notes, $448.8 million aggregate principal amount of the July notes and $306.7 million aggregate principal amount of the August notes having validly tendered their notes. This represents approximately 39.3%, 89.8% and 76.7% of the outstanding principal amount of the April notes, July notes and August notes, respectively. In accordance with the terms of the tender offers, notes that are tendered after the Early Tender Premium Deadline may not be withdrawn.
Cablevision will accept for payment all of the April notes that were validly tendered by the Early Tender Premium Deadline. Cablevision will pay $1,002.50 for each $1,000 principal amount of April notes tendered, which includes an early tender premium of $2.50 per $1,000 principal amount of notes.
CSC Holdings will accept for payment all of the July and August notes that were validly tendered and not withdrawn by the Early Tender Premium Deadline. CSC Holdings will pay $1,022.84 for each $1,000 principal amount of July notes tendered, which includes an early tender premium of $22.84 per $1,000 principal amount of notes, and $1,027.63 for each $1,000 principal amount of August notes tendered, which includes an early tender premium of $27.63 for each $1,000 principal amount of notes.
Subject to the satisfaction of the conditions to the tender offers, the early settlement date for notes validly tendered will be today, March 2, 2009.
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Page 2 — Cablevision and CSC Holdings Announce Results at Early Tender Premium Deadline
The tender offers are scheduled to expire at 11:59 p.m., New York City time, on Friday, March 13, 2009, unless extended or earlier terminated. Holders of April notes who validly tender their April notes after the Early Tender Premium Deadline but at or prior to the expiration of the applicable tender offer will be entitled to receive $997.50 per $1,000 principal amount tendered and accepted for purchase. Holders of July notes or August notes who validly tender their July notes or August notes, as the case may be, after the Early Tender Premium Deadline but at or prior to the expiration of the applicable tender offer, will be entitled to receive $1,000 per $1,000 principal amount tendered and accepted for purchase. Cablevision and CSC Holdings will make payment for notes that are validly tendered after the Early Tender Premium Deadline but at or prior to the expiration of the applicable tender offer promptly after its acceptance of those notes for payment.
Payments for notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of notes to, but excluding, the applicable settlement date. All notes purchased in the tender offers will be retired upon consummation of the tender offers.
Cablevision and CSC Holdings have retained J.P.Morgan to serve as dealer manager for the tender offers. The Bank of New York Mellon has been retained to serve as the depositary and MacKenzie Partners has been retained to serve as information agent.
For additional information regarding the terms of the tender offers, please contact: J.P.Morgan at (800) 245-8812 (toll free) or (212) 270-3994 (collect). Requests for documents may be directed to The Bank of New York Mellon at (212) 815-5098 and questions regarding the tender of securities may be directed to MacKenzie Partners at (800) 322-2885 (toll free) or (212) 929-5500 (collect).
Cablevision is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO TV® digital television, Optimum Online® high-speed Internet, Optimum Voice® digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday Media Group. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and the Chicago Theatre, and owns and operates Clearview Cinemas.
The terms and conditions of the tender offers are described in the Offers to Purchase, dated February 13, 2009 and related Letters of Transmittal, dated February 13, 2009. Cablevision’s and CSC Holdings’ obligations to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the applicable Offers to Purchase and related Letters of Transmittal.
This news release is not an offer to purchase or a solicitation of acceptance of the tender offers. Cablevision and CSC Holdings may amend, extend or, subject to certain conditions, terminate the tender offers at any time in their sole discretion.

Contacts:	Kim Kerns	Patricia Armstrong
	Vice President	Senior Vice President
	Corporate Communications	Investor Relations
	(516) 803-2351	(516) 803-2264